2022 FORM OF

TSR-BASED PERFORMANCE PROFITS INTEREST UNITS AGREEMENT
PURSUANT TO
THE OMEGA HEALTHCARE INVESTORS, INC. 2018 STOCK INCENTIVE PLAN

THIS AGREEMENT (this “Agreement”) is made as of the Grant Date, by and between OHI Healthcare Properties Limited Partnership (the “Partnership”), a limited partnership controlled by, and an Affiliate (as defined below) of, Omega Healthcare Investors, Inc. (Omega Healthcare Investors, Inc. is hereafter referred to as the “Company”) and  _____________________ (the “Recipient”).

Upon and subject to this Agreement (including the Terms and Conditions and the Exhibits which are attached hereto and incorporated herein as part of this Agreement) and the Limited Partnership Agreement (as defined herein), the Partnership hereby awards as of the Grant Date to the Recipient the number of Profits Interest Units set forth below (the “Profits Interest Units Grant” or the “Award”).  Underlined and capitalized captions in Items A through G below shall have the meanings therein ascribed to them.  Other capitalized terms used in this Agreement are defined in Section 16 of the Terms and Conditions.  Capitalized terms that are used but not defined in this Agreement shall have the meaning ascribed to them in the “Plan” (as defined below).

A.	Grant Date: [GRANT DATE].
B.	Plan: (under which Profits Interest Units Grant is granted): Omega Healthcare Investors, Inc. 2018 Stock Incentive Plan.
C.

Profits Interest Units: _______ Profits Interest Units. “Profits Interest Units” has the same meaning as “LTIP Units” as defined in the Limited Partnership Agreement, and  each Profits Interest Unit represents, on the Grant Date, one “Unvested Profits Interest Unit,” which is one “Unvested LTIP Unit” as defined in and pursuant to the Limited Partnership Agreement, subject to adjustment as provided in the attached Terms and Conditions, and also represents the Partnership’s unsecured obligation to issue to the Recipient distributions described in Item E below.

D.

Vesting Schedule:  The Recipient shall become vested in a number of Profits Interest Units as and when determined pursuant to Exhibit 1. The Profits Interest Units which have become vested pursuant to the Vesting Schedule are herein referred to as the “Vested Profits Interest Units.”

E.

Distributions:  The “LTIP Unit Distributions Participation Date” attributable to Profits Interest Units as defined in and pursuant to Section 15.4 of the Limited Partnership Agreement shall be [GRANT DATE]; provided, however, that until any of the Profits Interest Units become “Earned Unvested Profits Interest Units” the Recipient shall receive a distribution when paid to holders of “LP Units” (as defined in the Limited Partnership Agreement) of an amount per Profits Interest Unit (the “Interim Distribution per Profits Interest Unit”), and an allocation of “Net Income and Net Loss” (as defined in the Limited Partnership

Agreement) per Profits Interest Unit, equal to (i) 10% of the regular periodic distributions per LP Unit paid by the Partnership to LP Unit holders and a corresponding  percentage allocation of Net Income and Net Loss attributable to the regular periodic distributions per LP Unit and (ii) 0% of the special distributions and other distributions not made in the ordinary course per LP Unit paid by the Partnership to LP Unit holders and a corresponding 0% allocation of Net Income and Net Loss attributable to the special distributions and other distributions per LP Unit not made in the ordinary course. As to all Profits Interest Units that become Earned Unvested Profits Interest Units, the Recipient shall receive within twenty (20) business days after the date they become Earned Unvested Profits Interest Units, a distribution from the Partnership per Earned Unvested Profits Interest Unit and a corresponding allocation of Net Income and Net Loss per Earned Unvested Profits Interest Unit equal to the excess of (x) the amount of distributions from the Partnership that would have been paid per Profits Interest Unit if the Profits Interest Unit had been an LP Unit on [GRANT DATE] (determined without regard to this Item E) over (y) the Interim Distribution per Profits Interest Unit. In addition, with respect to distributions and allocations of Net Income and Net Loss that accrue following the date that any Profits Interest Units become Earned Unvested Profits Interest Units or Vested Profits Interest Units, the Recipient shall receive with respect to each Earned Unvested Profits Interest Unit and each Vested Profits Interest Unit distributions and allocations of Net Income and Net Loss pursuant to the Limited Partnership Agreement determined without regard to the adjustments in this Item E.

F.

Non-Competition Provisions:  The Recipient acknowledges that if the Recipient is subject to any provisions then in effect in the employment agreement between the Recipient and the Company or an Affiliate that limit the ability of the Recipient to enter into competition with the Company or its Affiliates or to work for a business which is in a similar business to that of the Company or of an Affiliate, the Recipient will abide by such provisions.  Further, the Recipient agrees that if there is no such employment agreement or there are no such provisions in the employment agreement, during the Applicable Period, the Recipient  will not (except on behalf of or with the prior written consent of the Company, which consent may be withheld in Company’s sole discretion), within the Area, on the Recipient‘s own behalf, or in the service of or on behalf of others, and whether as an employee, a consultant or otherwise, provide managerial services or management consulting services substantially similar to those the Recipient provides for the Company or an Affiliate to any Competing Business.  As of the Grant Date, the Recipient acknowledges and agrees that the Recipient provides services to the Company throughout the Area.

G.

Non-Solicitation Provisions:  The Recipient acknowledges that if the Recipient is subject to any provisions then in effect in the employment agreement between the Recipient and the Company or an Affiliate that limit the ability of the Recipient to solicit clients or employees of the Company or its Affiliates, the Recipient will abide by such provisions.  Further, the Recipient agrees that if there is no such employment agreement or there are no such provisions in the employment agreement, during the Applicable Period, the Recipient will not, on the Recipient’s own behalf or in the service of or on behalf of others:

(i) solicit any individual or entity which is an actual client of the Company or any of its Affiliates as of the Determination Date with whom the Recipient had direct material contact while the Recipient was an employee of the Company or an Affiliate, for the purpose of offering services substantially similar to those offered by the Company or an Affiliate, or

(ii)  solicit for employment with a Competing Business any person who is a management level employee of the Company or an Affiliate with whom the Recipient had contact during the then most recent year of the Recipient’s employment with the Company or an Affiliate.

The Recipient shall not be deemed to be in breach of Item G(ii) solely because an employer for whom the Recipient performs services solicits, diverts, or hires a management level employee of the Company or an Affiliate, provided that the Recipient does not engage in the activity proscribed by Item G(ii).

H.

Acknowledgement:  The Recipient acknowledges and agrees that the Recipient’s agreement to and compliance with the provisions of this Agreement, including without limitation Item F and Item G above, are conditions to the effectiveness of the grant of the Award, and further acknowledges and agrees that the Recipient’s noncompliance with Item F or Item G above can result in a forfeiture and/or recovery of all or part of the Award to the extent provided in the Vesting Schedule. The Recipient also acknowledges and agrees that the forfeitures and compensation recoveries provided for in this Agreement in connection with any breach during the Applicable Period by the Recipient of the Restrictive Provisions or the Intellectual Property Agreement shall not be the Company’s sole remedy, and nothing in this Agreement limits the Company’s right to seek damages, injunctive relief or other legal or equitable relief in case of any breach during the Applicable Period by the Recipient of the Restrictive Provisions or the Intellectual Property Agreement, except to the extent provided otherwise in the last paragraph of the Vesting Schedule.  In the event that any provision of this Agreement is determined by a court which has jurisdiction to be unenforceable in part or in whole, the court shall be deemed to have the authority to strike or sever any unenforceable provision, or any part thereof or to revise any provision to the minimum extent necessary to render the provision reasonable and then to enforce the provision to the maximum extent permitted by law.

IN WITNESS WHEREOF, the Partnership and the Recipient have executed and agree to be bound by this Agreement as of the Grant Date set forth above.

OHI HEALTHCARE PROPERTIES LIMITED PARTNERSHIP

By:

Title:

THE RECIPIENT

By:

Name: ____________________________________

TERMS AND CONDITIONS TO THE
TSR-BASED PERFORMANCE PROFITS INTEREST UNITS AGREEMENT
PURSUANT TO
THE OMEGA HEALTHCARE INVESTORS, INC. 2018 STOCK INCENTIVE PLAN

Conditions to Grant of Profits Interest Units. As a condition of receiving the grant of Profits Interest Units hereunder, the Recipient must (a) execute the representations and warranties set forth on Exhibit 2 attached hereto, and deliver them to the Partnership within thirty (30) days of the Grant Date, and (b) file with the IRS within thirty (30) days of the Grant Date, a valid election under Code Section 83(b), in substantially the form of Exhibit 3 attached hereto, as to all of the Profits Interest Units.  The Recipient must also deliver to the Partnership, within thirty (30) days after the Grant Date, a copy of such election.  Failure to comply with the requirements of this Section shall result in the forfeiture of all the Profits Interest Units and the cancellation of this Agreement.

Issuance of Profits Interest Units.  The Partnership shall record in the name of the Recipient the number of Profits Interest Units (“LTIP Units,” as defined in the Limited Partnership Agreement”) awarded as of the Grant Date. The Partnership and the Recipient acknowledge and agree that the Profits Interest Units are hereby issued to the Recipient for the performance of services to or for the benefit of the Partnership and its Affiliates. If the Recipient is not already a partner of the Partnership pursuant to the Limited Partnership Agreement (defined therein as a “Partner”), the Partnership admits the Recipient as an “LTIP Unit Limited Partner” (as defined therein) and a Partner on the terms and conditions in this Agreement, the Plan and the Limited Partnership Agreement. Upon execution of this Agreement, the Recipient shall, automatically and without further action on the Recipient’s part, be deemed to be a signatory of and bound by the Limited Partnership Agreement. At the request of the Partnership, the Recipient shall execute the Limited Partnership Agreement or a counterpart signature page thereto.

Rights as a Unitholder.  The Profits Interest Units shall be treated as a “profits interest” within the meaning of Revenue Procedure 93-27, and the Recipient shall be treated as having received the interest on the Grant Date as contemplated under Section 4 of Revenue Procedure 2001-43.  As the owner of the Profits Interest Units for income tax purposes, the Recipient shall take into account the Recipient’s distributive share of income, gain, loss, deduction and credit associated with the Profits Interest Units as determined in accordance with the terms of the Limited Partnership Agreement and this Agreement.

Restrictions on Transfer.  The Recipient shall not sell, pledge, assign, transfer or hypothecate, or otherwise dispose of any Profits Interest Units, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to the Profits Interest Units, except as otherwise provided in the Limited Partnership Agreement. Any disposition not made in accordance with this Agreement shall be deemed null and void.  Any permitted transferee under this Section shall be bound by the terms of this Agreement and the Limited Partnership Agreement.

Tax Withholding. If and only if tax withholding applies with respect to the grant, vesting, ownership or disposition of Profits Interest Units, the Company or an Affiliate may withhold from the Recipient’s wages, or require the Recipient to remit to the Partnership, the Company or an Affiliate, any applicable required tax withholding.

Change in Capitalization.

(a)The number and kind of units issuable under this Agreement shall be proportionately adjusted for any non-reciprocal transaction between the Partnership and the holders of partnership interests of the Partnership that causes the per unit value of the Profits Interest Units subject to the Award to change, such as a unit dividend, unit split, spinoff or rights offering (each an “Equity Restructuring”). No fractional shares shall be issued in making such adjustment.
(b)In the event of a merger, consolidation, reorganization, extraordinary dividend, spin-off, sale of substantially all of the Partnership’s assets, other change in capital structure of the Partnership, tender offer for Profits Interest Units (“LTIP Units,” as defined in the Limited Partnership Agreement), or a Change in Control, that in each case does not constitute an Equity Restructuring, the Committee shall take such action to make such adjustments with respect to the Profits Interest Units as the Committee, in its sole discretion, determines in good faith is necessary or appropriate and as is permitted by the Plan, including, without limitation, adjusting the number and class of units subject to the Award, substituting other securities, property or cash to replace the Award, all as determined in good faith by the Committee to have equivalent value to the Award, removing restrictions on the Award, or terminating the Award in exchange for the cash value determined in good faith by the Committee.  Any adjustment pursuant to this Section may provide, in the Committee’s discretion, for the elimination without payment of any fractional units that might otherwise be subject to the Award, but except as set forth in this Subsection and the Plan may not otherwise diminish the then value of the Award.
(c)All determinations and adjustments made by the Committee pursuant to this Section will be final and binding on the Recipient. Any action taken by the Committee need not treat all recipients of awards under the Plan equally.
(d)The existence of the Plan and the Profits Interest Unit Grant shall not affect the right or power of the Partnership to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Partnership, any issue of debt or equity securities having preferences or priorities as to the Profits Interest Units or the rights thereof, the dissolution or liquidation of the Partnership, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

Governing Laws.  This Award shall be construed, administered and enforced according to the laws of the State of Maryland; provided, however, no Profits Interest Units shall be issued except, in the reasonable judgment of the Committee, in compliance with exemptions under applicable state securities laws of the state in which Recipient resides, and/or any other applicable securities laws.

Successors.  This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

Notice.  Except as otherwise specified herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the Recipient.  Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

Severability.  In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

Entire Agreement.  This Agreement and the Limited Partnership Agreement, together with the terms and conditions set forth in the Plan, express the entire understanding and agreement of the parties with respect to the subject matter. In the event of a conflict between the terms of the Plan or the Limited Partnership Agreement and this Agreement, the Plan and the Limited Partnership Agreement shall govern.

Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

No Right to Continued Retention.  Neither the establishment of the Plan nor the Award shall be construed as giving Recipient the right to continued service with the Company or an Affiliate.

Tax Effects under 409A.  It is intended that the Award under this Agreement be exempt from Section 409A of the Internal Revenue Code (the “Code”) as a current grant of a profits interest as provided in Section 3 hereof.

Headings.  Except as otherwise provided in this Agreement, headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

Definitions.  As used in this Agreement:

“Affiliate” means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company.

“Applicable Period” means:

(a)	as to the Restrictive Provisions,

(i)the period of time that the Restrictive Provisions are in effect in accordance with the terms of the employment agreement then in effect between the Recipient and the Company or an Affiliate, or
(ii)if there is no such employment agreement or there are no such provisions in the employment agreement, the period of the Recipient’s employment with the Company or an Affiliate, and with respect to the Non-Solicitation Provisions,  twelve (12) months thereafter, and with respect to the Non-Competition Provisions, six (6) months thereafter; and

(b)  as to the Intellectual Property Agreement, the period of time that any breach of such agreement would be actionable by the Company or an Affiliate pursuant to the terms of such agreement.

“Area” means the states, areas and countries in which the Company or any of its Affiliates owns, acquires, develops, invests in, leases, finances the ownership of, or finances the operation of any skilled nursing facilities, senior housing, long-term care facilities, assisted living facilities, or other residential healthcare-related real estate.

“Beginning Stock Price” means the average closing price per share of Common Stock for the months of November and December [YEAR] on the exchange on which Common Stock is traded, which is $__.__.

“Below Threshold TSR” means the Company has achieved Total Shareholder Return of less than [THRESHOLD] for the Performance Period.

“Board” means the Board of Directors of the Company.

“Business of the Company” means any business with the primary purpose of leasing assets to healthcare operators, or financing the ownership of or financing the operation of skilled nursing facilities, senior housing, long-term care facilities, assisted living facilities, or other residential healthcare-related real estate.

“Cause” shall have the meaning set forth in the employment agreement then in effect between the Recipient and the Company or an Affiliate, or, if there is none, then Cause shall mean the occurrence of any of the following events:

(a)willful refusal by the Recipient to follow a lawful direction of any person to whom the Recipient reports or the Chief Executive Officer of the Company, provided the direction is not materially inconsistent with the duties or responsibilities of the Recipient’s position with the Company or an Affiliate, which refusal continues after such person or the Chief Executive Officer of the Company has again given the direction in writing;

(b)willful misconduct or reckless disregard by the Recipient of the Recipient’s duties or with respect to the interest or material property of the Company or an Affiliate;

(c)material breach by the Recipient of any of the Restrictive Provisions;

(d)material breach by the Recipient of any provision of the Intellectual Property Agreement;

(e)any act by the Recipient of fraud against, material misappropriation from or significant dishonesty to either the Company or an Affiliate, or any other party, but in the latter case only if in the reasonable opinion of the Chief Executive Officer of the Company, such fraud, material misappropriation, or significant dishonesty could reasonably be expected to have a material adverse impact on the Company or its Affiliates; or

(f)commission by the Recipient of a felony as reasonably determined by the Chief Executive Officer of the Company.

“Change in Control” means any one of the following events which occurs following the Grant Date:

(a)the acquisition within a twelve (12) month period, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee benefit plan of the Company or an Affiliate, or any corporation or other entity pursuant to a reorganization, merger or consolidation, of equity securities of the Company that in the aggregate represent thirty percent (30%) or more of the total voting power of the Company’s then outstanding equity securities;
(b)the acquisition, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee benefit plan of the Company or an Affiliate, or any corporation or other entity pursuant to a reorganization, merger or consolidation of equity securities of the Company, resulting in such person or persons holding equity securities of the Company that, together with equity securities already held by such person or persons, in the aggregate represent more than fifty percent (50%) of the total fair market value or total voting power of the Company’s then outstanding equity securities;
(c)individuals who as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;
(d)a reorganization, merger or consolidation, with respect to which persons who were the holders of equity securities of the Company immediately prior to such reorganization, merger or consolidation, immediately thereafter, own equity securities of the surviving entity representing less than fifty percent (50%) of the combined ordinary voting power of the then outstanding voting securities of the surviving entity; or
(e)the acquisition within a twelve (12) month period, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than any corporation or other entity pursuant to a reorganization, merger or consolidation, of assets of the Company that have a total gross fair market value equal to or more than eighty-five percent (85%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of this Agreement (i) unless the event also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Code Section 409A(a)(2)(v), or (ii) by reason of any actions or events in which the Recipient participates in a capacity other than in his capacity as an officer, employee, or director of the Company or an Affiliate.

“Competing Business” means any person, firm, corporation, joint venture, or other business that is engaged in the Business of the Company.

“Determination Date” means with respect to determining compliance with a covenant of this Agreement (a) while the Recipient remains employed by the Company or an Affiliate, the date as of which compliance is being determined, and (b) after the Recipient’s termination of employment, the date of the Recipient’s termination of employment.

“Ending Stock Price” means the average closing price per share of Common Stock for the months of November and December [YEAR] on the exchange on which Common Stock is traded, unless a Change in Control occurs on or before December 31, [YEAR], in which case the term means the value per share determined as of the date of the Change in Control, such value to be determined by the Committee in its reasonable discretion based on the actual or implied price per share paid in the Change in Control transaction.

“Ending Value of Reinvested Dividends” means the dollar amount equal to the Ending Stock Price multiplied by the total number of shares hypothetically purchased with the dividends declared to a shareholder of record during the Performance Period, assuming that each dividend is re-invested in Common Stock at the closing price per share on the last business day before the ex-dividend date. For purposes of this calculation, the dividends declared to a shareholder of record during the Performance Period will initially be calculated on one share of Common Stock beginning as of the first dividend declaration date during the Performance Period, and as of each dividend declaration date during the Performance Period thereafter, the dividends will be calculated with respect to the sum of one share of Common Stock plus the cumulative number of shares of Common Stock hypothetically purchased prior to such dividend declaration date. The “Ending Value of Reinvested Dividends” can also be expressed as the following formula:

Ending Value of Reinvested Dividends = (Ending Stock Price x Total Number of Shares Hypothetically Purchased with Reinvested Dividends)

Total Number of Shares Hypothetically Purchased with Reinvested Dividends = Number of Shares Hypothetically Purchased with First Reinvested Dividend + the sum of the Number of Shares Hypothetically Purchased with each Subsequent Reinvested Dividend

Number of Shares Hypothetically Purchased with First Reinvested Dividend = (dividend declared to a shareholder of record during the Performance Period calculated on one share of Common Stock as of the first dividend declaration date during such period)/closing price per share of Common Stock on the last business day before the ex-dividend date)

Number of Shares Hypothetically Purchased with each Subsequent Reinvested Dividend = (each dividend declared to a shareholder of record after the first dividend declaration date during the Performance Period calculated on the sum of the one share of Common Stock beginning as of the first dividend declaration date + the number of shares hypothetically purchased with reinvested dividends before such subsequent dividend declaration date)/closing price per share of Common Stock on the last business day before the related ex-dividend date)

“Good Reason” shall have the meaning set forth in the employment agreement then in effect between the Recipient and the Company or an Affiliate, or, if there is none, then Good Reason shall mean the occurrence of an event listed in (a) through (c) below:

(a)the Recipient experiences a material diminution of the Recipient’s responsibilities of the Recipient’s position, as reasonably modified by any person to whom the Recipient reports or the Chief Executive Officer of the Company from time to time, such that the Recipient would no longer have responsibilities substantially equivalent to those of other employees holding equivalent positions at companies with similar revenues and market capitalization;

(b)the Company or the Affiliate which employs the Recipient reduces the Recipient’s annual base salary or annual bonus opportunity at high, target or threshold performance as a percentage of annual base salary; or

(c)the Company or the Affiliate which employs the Recipient requires the Recipient to relocate the Recipient’s primary place of employment to a new location that is more than fifty (50) miles from its current location (determined using the most direct driving route), without the Recipient’s consent;

provided however, as to each event in Subsection (a) through (c),

(i)the Recipient gives written notice to the Company within ten (10) days following the event or receipt of notice of the event of the Recipient’s objection to the event;

(ii)the Company or the Affiliate which employs the Recipient fails to remedy the event within ten (10) days following the Recipient’s written notice; and

(iii)the Recipient terminates his employment within thirty (30) days following the Company’s and the Affiliate’s failure to remedy the event.

“High TSR” means the Company has achieved Total Shareholder Return of at least [HIGH] for the Performance Period.

“Intellectual Property Agreement” means that certain agreement entitled “Intellectual Property Agreement” previously entered into between the Company and the Recipient.

“Limited Partnership Agreement” means the Second Amended and Restated Agreement of OHI Healthcare Properties Limited Partnership, dated as of April 1, 2015, as it may be amended or any successor agreement thereto.

“Non-Competition Provisions” means the provisions under the title “Non-Competition Provisions” heading in Item F above of this Agreement.

“Non-Solicitation Provisions” means the provisions under the title “Non-Solicitation Provisions” heading in Item G above of this Agreement.

“Performance Period” means the period from and including January 1, [YEAR] through the earlier of December 31, [YEAR] or the date of a Change in Control.

“Release” means a comprehensive release, covenant not to sue, and non-disparagement agreement from the Recipient in favor of the Company, its executives, officers, directors, Affiliates, and all related parties, in the form provided by the Company (which, if the Recipient is a party to an employment agreement with the Company or an Affiliate and the Recipient’s right to receive severance pay in connection with a qualifying termination of employment thereunder is contingent on the execution and non-revocation of a release agreement in substantially the form attached to the employment agreement, will be substantially the same form of release agreement attached to the employment agreement); provided, however, the Company may make any changes to the Release as it determines to be necessary only to ensure that the Release is enforceable under applicable law.

“Restrictive Provisions” means the Non-Competition Provisions and the Non-Solicitation Provisions.

“Retirement” means voluntary resignation by a Recipient after having reached at least age sixty-two (62) and having performed at least ten (10) years of service with the Company, any subsidiary and/or any company that is acquired directly or indirectly by the Company.  In addition, a Recipient must give at least six (6) months prior written notice of resignation for such voluntary resignation to qualify as “Retirement.”  The Recipient may give the required notice before satisfying the age and service requirements for Retirement, provided the Recipient satisfies the age and service requirements as of the effective date of Retirement.

“Target TSR” means the Company has achieved Total Shareholder Return of [TARGET] for the Performance Period.

“Threshold TSR” means that the Company has achieved Total Shareholder Return of [THRESHOLD] for the Performance Period.

“Total Shareholder Return” means the compound annual growth rate (also known as “CAGR”), expressed as a percentage, of an investment in one share of Common Stock over the Performance Period, based on the Ending Stock Price plus the Ending Value of Reinvested Dividends, as compared to the Beginning Stock Price, and using the following formula:

(((Ending Stock Price + Ending Value of Reinvested Dividends)/Beginning Stock Price)^(1/3)) – 1

“Vesting Period” means the period beginning on the day after the last day of the Performance Period and ending December 31, [YEAR]; provided however, that if a Change in Control occurs during or before such period, the last day of the Vesting Period same be deemed to be the date of the Change in Control.

EXHIBIT 1

VESTING SCHEDULE

A.

Active Employee:  The number of Profits Interest Units is set forth under the heading “High TSR” in the TSR Chart below and represents the maximum potential number of units that can be earned.  Except as provided in the remainder of this Vesting Schedule, the number of Profits Interest Units that is earned (the “Earned Unvested Profits Interest Units”) is determined as of the last day of the Performance Period based on the level of Total Shareholder Return attained for the Performance Period as shown in TSR Chart set forth below and the Recipient shall vest in twenty-five percent (25%) of the Earned Unvested Profits Interest Units, which shall then become Vested Profits Interest Units, as of the last day of each calendar quarter during the Vesting Period only if the Recipient remains an employee, director or consultant of the Company or an Affiliate during the entire Performance Period and through the last day of such calendar quarter.

“TSR Chart”

Below Threshold TSR	*Threshold TSR	*Target TSR	*High TSR
Zero Earned Unvested Profits Interest Units

*

If Total Shareholder Return falls between Threshold TSR and Target TSR or between Target TSR and High TSR, the number of Earned Unvested Profits Interest Units under the TSR Chart shall be determined by linear interpolation.

Notwithstanding the forgoing, if during the Applicable Period and while the Recipient remains an employee, director or consultant of the Company or an Affiliate, the Recipient breaches the Restrictive Provisions or the Intellectual Property Agreement, the Board is permitted to require the Recipient to return to the Company any Profits Interest Units which vested within one year before the breach, or if such Profits Interest Units had been sold in an arm’s length transaction or redeemed by the Recipient, the proceeds of such sale or redemption as determined by the Board.  The amount of the recovery shall be determined without regard to any taxes paid by or withheld from the wages of the Recipient unless the Board shall determine otherwise.  Any subsequent provision of this Vesting Schedule providing for vesting in the specified circumstances shall not override the compensation recovery provisions of this Item A.

B.

Disability, Good Reason or without Cause Termination or Retirement.  Except as provided in Item E below, if, the Recipient ceases services as an employee, director or consultant of the Company and all Affiliates due to the Recipient’s Disability, the Recipient’s resignation from the Company and all Affiliates for Good Reason, or the termination of the Recipient’s employment by the Company and its Affiliates without Cause or the Recipient ceases services as an employee of the Company and all Affiliates due to Retirement (each such event referred to as a “Qualifying Termination”):

(i)

during the Performance Period, the Recipient shall vest on the same dates as if the Recipient were to remain an employee of the Company or an Affiliate through the last day of the Vesting Period (the “Applicable Vesting Dates”), subject to the Release requirement below, in the same number of Earned Unvested Profits Interest Units as if the Recipient were to remain an employee of the Company or an Affiliate through the last day of the Vesting Period, but multiplied by a fraction, the numerator of which is the number of days elapsed in the Performance Period through the date of such event and the denominator of which is 1,095 (i.e., 365 x 3), or

(ii)

during the Vesting Period, the Recipient shall vest on each Applicable Vesting Date in the same number of Earned Unvested Profits Interest Units as if the Recipient were to remain an employee of the Company or an Affiliate through the last day of the Vesting Period, subject to the Release requirement below.

; provided however, that as a condition to the vesting provided in clauses (i) and (ii) above, the Recipient shall be required to execute within the twenty-one day period provided therein (forty-five (45) days in the case of a group termination) and not revoke with the seven (7) day revocation period provided therein, the Release, which the Company shall provide to the Recipient as soon as feasible but not later than thirty (30) days following the Qualifying Termination, and provided further, the vesting provided in clauses (i) and (ii) above shall not occur if before the earlier of the Applicable Vesting Date or the end of the Applicable Period, the Recipient breaches any of the Restrictive Provisions or the Intellectual Property Agreement, and in such event, all Earned Unvested Profits Interest Units that have not previously vested shall be immediately forfeited as of the date of such breach.

C.

Death after Qualifying Termination.  Except as provided in Item E below, if Item B of this Vesting Schedule applies and the Recipient thereafter dies before the date that all vesting occurs that is provided for pursuant to Item B, then the vesting there provided shall be accelerated to the later of the date of the Recipient’s death or the last day of the Performance Period; provided however, that such vesting shall not occur if during the Applicable Period and before the date of death, the Recipient breached any of the Restrictive Provisions or the Intellectual Property Agreement, and in such event, all Earned Unvested Profits Interest Units that have not previously vested shall be immediately forfeited as of the date of such breach.

D.

Death while Employed.  Except as provided in Item E below, if the Recipient ceases services as an employee, director or consultant of the Company and all Affiliates due to the Recipient’s death during the Performance Period or the Vesting Period, the Recipient shall vest in the same number of Earned Unvested Profits Interest Units as if the Recipient’s death were a Qualifying Termination pursuant to Item B of this Vesting Schedule, except that the vesting there provided shall be accelerated to the later of the date of the Recipient’s death or the last day of the Performance Period; provided however, that such vesting shall not occur if during the Applicable Period and before the date of death, the Recipient breached any of the Restrictive Provisions or the Intellectual Property Agreement, and in such event, all Earned Unvested Profits Interest Units that have not previously vested shall be immediately forfeited as of the date of such breach.

E.

Change in Control.  Notwithstanding Items A through D of this Vesting Schedule, if a Change in Control occurs on or after the Grant Date and on or before December 31, [YEAR], and (i) the Recipient remains an employee, director or consultant of the Company or an Affiliate during the entire Performance Period until the date of the Change in Control, or (ii) within sixty (60) days before the Change in Control, the Recipient incurs a Qualifying Termination (subject, in the case of such Qualifying Termination, to the requirement that the Recipient shall be required to execute within the twenty-one (21) day period provided therein (forty-five (45) days in the case of a group termination) and not revoke with the seven (7) day revocation period provided therein, the Release, which the Company shall provide to the Recipient as soon as feasible but not later than thirty (30) days following the Qualifying Termination) or ceases services as an employee, director or consultant of the Company and all Affiliates due to the Recipient’s death, the Recipient shall be 100% vested in, as of the date of the Change in Control, subject to the foregoing Release requirement if applicable:

1.	if the Change in Control occurs on or before December 31, 2024[YEAR], the number of Earned Unvested Profits Interest Units determined:
a.

in the TSR Chart if the applicable level of Total Shareholder Return for the full three year Performance Period (determined without regard to the shortening of the period as a result of the Change in Control) is achieved, or

b.

in the TSR Chart multiplied by a fraction, the numerator of which is the number of days elapsed in the Performance Period through the date of the Change in Control and the denominator of which is 1,095 (i.e., 365 x 3), if the applicable level of Total Shareholder Return has been achieved based on annualized performance to the date of the Change in Control but not for the full three year Performance Period (determined without regard to the shortening of the period as a result of the Change in Control), or

c.

by interpolation between the numbers in clause (a) and (b) above if the applicable level of Total Shareholder Return has been exceeded based on performance to the date of the Change in Control but is less than the applicable level for the full three year Performance Period (determined without regard to the shortening of the period as a result of the Change in Control), or

2.

if the Change in Control occurs after December 31, [YEAR], the number of Earned Unvested Profits Interest Units determined in the TSR Chart that were actually earned for the Performance Period which have not previously become Vested Profits Interest Units.

F.

Voluntary Resignation or Cause Termination.  Profits Interest Units which have not become Vested Profits Interest Units as of the Recipient’s cessation of services as an employee, director, or consultant of the Company and all Affiliates, except as provided in Items B through E of this Vesting Schedule, shall be forfeited.  Further, if (a) before a Change in Control, the Recipient ceases services as an employee, director or consultant of the Company and all Affiliates due to (I) the Recipient’s voluntary resignation without Good Reason (and not due to Disability or Retirement) or (II) the termination of the Recipient’s employment by the Company and its Affiliates for Cause, and (b) during the Applicable Period, the Recipient breaches the Restrictive Provisions or the Intellectual Property Agreement, the Board is permitted to require the Recipient to return to the Company any Profits Interest Units which vested within one year before the Recipient’s cessation of services, or if such Profits Interest Units had been sold in an arm’s length transaction or redeemed by the Recipient, the proceeds of such sale or redemption as determined by the Board.  The amount of the recovery shall be determined without regard to any taxes paid by or withheld from the wages of the Recipient unless the Board shall determine otherwise.

G.

General Forfeiture Provisions.  Profits Interest Units which have not become Earned Unvested Profits Interest Units as of the last day of the Performance Period shall be forfeited.  Profits Interest Units which have not become Vested Profits Interest Units as of the earliest of (i) December 31, [YEAR], (ii) except as provided in Items B through E of this Vesting Schedule, as of the Recipient’s cessation of services as an employee, director, or consultant of the Company and all Affiliates, or (iii) the date provided in Item F, shall be forfeited, and once a forfeiture occurs no provision of this Vesting Schedule shall be construed to reinstate the forfeiture.  The forfeitures and compensation recoveries provided for in this Agreement in connection with any breach during the Applicable Period by a Recipient of the Restrictive Provisions or the Intellectual Property Agreement shall not be the Company’s sole remedy, and nothing in this Agreement limits the Company’s right to seek damages, injunctive relief or other legal or equitable relief in case of any such breach; provided, however, if the Recipient is not a party to an employment agreement with the Company or an Affiliate as of the date of termination of employment and the Recipient ceases services as an employee, director or consultant of the Company and all Affiliates due to a Qualifying Termination, the Company’s sole remedy with respect to a breach by the Recipient during the Applicable Period of the Non-Competition Provisions will be the forfeiture provided in Item B of this Vesting Schedule; provided further, such limitation to the Company’s remedies shall not apply to the Recipient’s breach during the Applicable Period of the Non-Solicitation Provisions or the Intellectual Property Agreement.

H.

Fractional Units.  If any calculation in this Vesting Schedule results in a fractional number of Vested Profits Interest Units, the number of Vested Profits Interest Units shall be rounded to the closest whole number.

EXHIBIT 2

REPRESENTATIONS AND WARRANTIES OF THE RECIPIENT

In connection with the grant of the Profits Interest Units pursuant to the Agreement, the Recipient hereby represents and warrants to the Partnership that:

1.The Recipient is acquiring the Profits Interest Units for the Recipient’s own account with the present intention of holding the Profits Interest Units for investment purposes and not with a view to distribute or sell the Profits Interest Units, except in compliance with federal securities laws or applicable securities laws of other jurisdictions;
2.The Recipient acknowledges that the Profits Interest Units have not been registered under the Securities Act of 1933 (the “1933 Act”) or applicable securities laws of other jurisdictions and that the Profits Interest Units will be issued to the Recipient in reliance on exemptions from the registration requirements provided by Sections 3(b) or 4(2) of the 1933 Act and the rules and regulations promulgated thereunder and applicable securities laws of other jurisdictions and in reliance on the Recipient’s representations and agreements contained herein;
3.The Recipient is an employee of the Partnership or an Affiliate;
4.The Recipient acknowledges that the Profits Interest Units are subject to the restrictions contained in the Limited Partnership Agreement, and the Recipient has received and reviewed a copy of the Limited Partnership Agreement;
5.The Recipient has had the opportunity to ask questions of and receive answers from the Partnership and any person acting on its behalf concerning the terms and conditions of the Profits Interest Units awarded hereunder and has had full access to such other information concerning the Partnership and its Affiliates as the Recipient may have requested in making the Recipient’s decision to invest in the Profits Interest Units being issued hereunder;
6.The Recipient has such knowledge and experience in financial and business matters that the Recipient is capable of evaluating the merits and risks of the acquisition of the Profits Interest Units hereunder and the Recipient is able to bear the economic risk, if any, of such acquisition;
7.The Recipient has only relied on the advice of, or has consulted with, the Recipient’s own legal, financial and tax advisors, and the determination of the Recipient to acquire the Profits Interest Units pursuant to this Agreement has been made by the Recipient independent of any statements or opinions as to the advisability of such acquisition or as to the properties, business, prospects or condition (financial or otherwise) of the Partnership or its Affiliates which may have been made or given by any other person or by any agent or employee of such person and independent of the fact that any other person has decided to become a holder of Profits Interest Units;

8.None of the Partnership or any of its Affiliates has made any representation or agreement to the Recipient with respect to the income tax consequences of the issuance, ownership or vesting of Profits Interest Units or the transactions contemplated by this Agreement (including without limitation the making of an election under Code Section 83(b)), and the Recipient is in no manner relying on the Partnership or any Affiliate or their representatives for an assessment of tax consequences to the Recipient. The Recipient is advised to consult with the Recipient’s own tax advisor with respect to the tax consequences;
9.The Recipient is not acquiring the Profits Interest Units as a result of, or subsequent to, any publicly disseminated advertisement, article, sales literature, publication, broadcast or any public seminar or meeting or any solicitation nor is the Recipient aware of any offers made to other persons by such means;
10.The Recipient understands and agrees that if certificates representing the Profits Interest Units are issued, such certificates may bear such restrictive legends as the Partnership or its legal counsel may deem necessary or advisable under applicable law or pursuant to this Agreement;
11.The Profits Interest Units cannot be offered for sale, sold or transferred by the Recipient other than pursuant to: (i) an effective registration under the 1933 Act or in a transaction otherwise in compliance with the 1933 Act; and (ii) evidence satisfactory to the Partnership of compliance with the applicable securities laws of other jurisdictions.  The Partnership shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the above laws;
12.The Partnership shall be under no obligation to register the Profits Interest Units or to comply with any exemption available for sale of the Profits Interest Units without registration or filing;
13.The Recipient represents that the Recipient is an “accredited investor” as that term is defined in Rule 501 of Regulation D of the 33 Act; specifically, either [(a) the Recipient is an executive officer of the Partnership or of Omega Healthcare Investors, the general partner of the Partnership, or  (b) the Recipient has (i) had an individual income in excess of $200,000 in each of the two most recent years or joint income with the Recipient’s spouse or “spousal equivalent” (meaning your cohabitant occupying a relationship generally equivalent to that of a spouse) in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year, (ii) the Recipient’s net worth or joint net worth with the Recipient’s spouse or spousal equivalent exceeds $1,000,000 (and for purposes of calculating net worth under this paragraph, the Recipient’s primary residence is not included as an asset; indebtedness that is secured by the primary residence, up to the estimated fair market value of the primary residence is not included as a liability (except that if the amount of such indebtedness outstanding exceeds the amount outstanding within the last 60 days, other than as a result of the acquisition of the primary residence, the amount of such excess is  included as a liability)), or (iii) the Recipient holds in good standing one of the following professional licenses: the General Securities Representative license (Series 7), the Private Securities

Offerings Representative license (Series 82), or the Investment Adviser Representative license (Series 65)]; and
14.The Recipient agrees to furnish any additional information requested to assure compliance with applicable securities laws in connection with the issuance or holding of Profits Interest Units. The Recipient acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with applicable federal and state laws. Notwithstanding anything to the contrary herein, the Plan shall be administered and the grant of Profits Interest Units is made only in such manner as to conform to such laws. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws.  By execution below, the Recipient acknowledges that the Recipient has received a copy of the Agreement, the Limited Partnership Agreement and the Plan.

RECIPIENT

SignatureDateName

EXHIBIT 3
SECTION 83(b) ELECTION

The undersigned hereby elects to be taxed pursuant to Section 83(b) of the Internal Revenue Code of 1986 (the “Code”) with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address and taxpayer identification number of the undersigned is:

________________________

________________________

________________________

Taxpayer I.D. No.:  ________________________

2.	Description of property with respect to which the election is being made:

_______ Profits Interest Units of OHI Healthcare Properties Limited Partnership (the “Profits Interest Units,” defined in the OHI Healthcare Properties Limited Partnership as “LTIP Units”).

3.	The date on which the property was transferred:

The Profits Interest Units were transferred on [GRANT DATE].

4.The taxable year to which this election relates is calendar year [YEAR].

5.	The nature of the restriction(s) to which the property is subject is:

The Profits Interest Units shall vest in increments on specified vesting dates or upon certain vesting events subsequent to the property transfer date, provided that the taxpayer continues to perform services for OHI Healthcare Properties Limited Partnership (the “Partnership”) or an affiliate.  In the event the taxpayer ceases to perform services for the Partnership and its affiliates under certain circumstances prior to the final vesting date, any unvested Profits Interest Units shall be forfeited back to the Partnership.

6.	Fair Market Value:

Because the Profits Interest Units constitute a profits interest, the grant of the interest is not taxable under Code Section 83 pursuant to Revenue Procedure 93-27 and Revenue Procedure 2001-43.  Therefore, the taxpayer is reporting that the fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made as $[AMOUNT] per Profits Interest Unit.

7.	Amount paid for property:

The taxpayer did not pay for the Profits Interest Units.

8.	Furnishing statement to the person for whom services are performed:

A copy of this statement has been furnished to the Partnership.

By:	Date: ________